Exhibit 21.1

Subsidiaries of Priority Technology Holdings, Inc.
Priority Technology Holdings, Inc.
Priority Holdings, LLC
Priority Commercial Payments, LLC
Pipeline Cynergy Holdings, LLC
Priority Payment Systems Holdings, LLC
Priority Finance, LLC
Priority Newco, LLC
Priority Payment Systems, LLC
Priority Integrated Partner Holdings, LLC
Priority Hospitality Technology, LLC
Priority Payright Health Solutions, LLC
Priority Real Estate Technology, LLC
Finxera Holdings, Inc.
Finxera Intermediate, LLC
Finxera, Inc.
Finxera India Private Limited
Enhanced Capital RETC Fund XII, LLC